Exhibit 99.1

Central Garden & Pet Company Announces Fiscal 2015 Third Quarter Results

Sales increase 5 percent; 3 percent on adjusted basis to $459 million;
Diluted EPS increases to $0.38 compared to adjusted diluted EPS of $0.28

WALNUT CREEK, Calif.--(BUSINESS WIRE)--August 4, 2015--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today announced financial results for its fiscal third quarter ended June 27, 2015.

Fiscal 2015 Third Quarter Financial Highlights

  Third quarter sales increased to $459.4 million compared to $438.0 million for the third quarter of 2014. Adjusted sales for the third quarter of 2014 were $445.0 million;
  Gross margin for the third quarter improved to 30.9% compared to 27.2% for the third quarter of 2014. Adjusted gross margin for the third quarter of 2014 was 30.6%;
  Operating income for the third quarter increased to $39.0 million compared to $18.4 million for the third quarter of 2014. Adjusted operating income for the third quarter of 2014 was $33.3 million;
  SG&A expenses as a percentage of sales improved to 22.4% compared to 23.0% for the third quarter of 2014. Adjusted SG&A as a percentage of sales for the third quarter of 2014 was 23.1%;
  Operating margin for the third quarter improved to 8.5% compared to 4.2% for the third quarter of 2014. Adjusted operating margin for the third quarter of 2014 was 7.5%;
  Net income for the third quarter increased to $18.8 million compared to $4.7 million for the third quarter of 2014. Adjusted net income for the third quarter of 2014 was $14.1 million; and
  Earnings per fully-diluted share for the third quarter increased to $0.38 compared to $0.09 for the third quarter of 2014. Adjusted earnings per fully-diluted share for the third quarter of 2014 was $0.28

On an adjusted basis, net sales improved 3 percent, gross margin improved by 30 basis points, and SG&A as a percentage of sales improved by 70 basis points. The combination of these improvements generated an operating margin of 8.5%, a 100 basis point improvement over the prior year.

“The positive impact of the actions we have taken over the past two years to increase revenue, lower SG&A expenses and improve operating margins are clearly reflected in our third quarter financial results, which came in significantly above last year’s reported and adjusted results, as well as above our earlier expectations,” said John Ranelli, President & CEO of Central Garden & Pet. “The trend in Pet revenues continues to be on the upswing, and both our Garden and Pet segments showed solid gains in operating income. We are focused on continuing to drive earnings growth in the years ahead through our initiatives to increase revenues and lower costs.”

While it is still early in the quarter, and there are a number of variables that could impact the Company’s fourth quarter results, an improvement in earnings is expected. The Company currently expects fiscal 2015 earnings per share of $0.63 or higher, well ahead of adjusted earnings per share of $0.33 in the prior year.

Garden Segment Third Quarter Details

Sales for the Garden segment were $221.3 million, an increase of $10.4 million or 4.9 percent compared to reported GAAP numbers from the third quarter of 2014 and up 1.6 percent over adjusted third quarter 2014 results. The increase in sales was primarily due to higher control product revenues and increased sales of other manufacturers’ products, partially offset by declines in wild bird feed sales. The Garden segment’s branded product sales were $180.4 million in the third quarter of 2015, and sales of other manufacturers’ products were $40.9 million.

The Garden segment’s operating income in the quarter improved by $19.5 million, to $23.5 million, compared to reported GAAP operating income of $4.0 million. Adjusted operating income for the third quarter of 2014 was $18.9 million. The Garden segment’s operating margin improved 870 basis points compared to reported GAAP operating margin and 190 basis points compared to adjusted operating margin in the prior year period. Higher profitability in the grass seed and private label controls and fertilizers businesses drove the increase, more than offsetting lower profitability in the décor and wild bird feed businesses.

Pet Segment Third Quarter Details

Third quarter sales for the Pet segment increased $11.0 million, or 4.8 percent, from the same period a year ago to $238.1 million, due in large part to higher professional revenues and higher sales of other manufacturers’ products. Professional sales benefitted from increased sales of the Company’s active ingredient products, including higher sales from its Envincio division, which was acquired last year. Sales of other manufacturers’ products also increased, primarily due to higher sales in the e-commerce channel. Partially offsetting the revenue gains were lower revenues in the flea and tick and wild bird feed categories. The Pet segment’s branded product sales were $183.3 million in the third quarter of 2015, and sales of other manufacturers’ products were $54.8 million.

The Pet segment’s operating income was $32.9 million compared to $28.4 million in the third quarter of 2014. The increase in operating income was largely due to the increase in sales. The Pet segment’s operating margin increased 130 basis points, benefitting from increased efficiencies due to higher volume in the Company’s professional business, a favorable mix shift inclusive of more professional sales, lower marketing expenditures in its flea & tick business, and a higher gross margin in its dog & cat business. The aquatics and equine businesses experienced lower operating margins during the quarter, partially offsetting the gains.

Year-to-Date Fiscal 2015 Financial Highlights

  Sales increased to $1.26 billion compared to $1.23 billion for the same period a year ago. Adjusted sales for the year-ago period were $1.24 billion;
  Branded product sales increased 1% to $1.01 billion. Sales of other manufacturers’ products increased 13% to $258.7 million;
  Operating income increased to $90.1 million compared to $54.8 million for the same period a year ago. Adjusted operating income for the year-ago period was $69.8 million;
  Reported operating margin improved to 7.1% compared to 4.5% for the same period a year ago. Adjusted operating margin for the year-ago period was 5.6%; and
  Reported earnings per fully-diluted share increased to $0.73 compared to $0.26 for the same period a year ago. Adjusted earnings per fully-diluted share for the period was $0.45

Additional Information

At June 27, 2015, the Company’s cash and short-term investments balance was $43.8 million, compared to $46.1 million a year ago. Cash flow from operations for the third quarter of 2015 was $155.1 million, compared to $128.9 million in the third quarter of 2014. The Company reduced its inventory balance by $24.8 million during the quarter compared to the same period a year ago, in addition to a $48.1 million inventory reduction in the third quarter of 2014 compared to the prior year.

The Company’s long term debt was $400.2 million compared to $450.3 million at June 28, 2014. Net interest expense was $9.0 million for the period compared to $10.4 million in the prior-year period. The lower debt and interest expense is reflective of lower average borrowings including the redemption of $50 million of the Company’s 8.25% senior subordinated notes due March 2018 earlier this year.

Depreciation and amortization expense was $8.3 million, compared with $9.2 million in the prior-year period. The Company’s effective tax rate for the third quarter of 2015 was 37.5 percent, compared with 37.0 percent for the third quarter of 2014.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial (201) 689-8345 (domestic and international) using confirmation # 13615304. A replay of the call will be available for ten days by dialing (201) 612-7415 and entering confirmation #13615304.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,300 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including earnings guidance for the fourth quarter and fiscal 2015 and expectations for future favorable results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. All forward-looking statements are based upon the Company’s current expectations and various assumptions. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this release including, but not limited to, the following factors:

  seasonality and fluctuations in the Company’s operating results and cash flow;
  fluctuations in market prices for seeds and grains and other raw materials and the Company’s ability to pass through cost increases in a timely manner;
  adverse weather conditions;
  dependence on a small number of customers for a significant portion of our business;
  uncertainty about new product innovations and marketing programs;
  dependence on management and the ability to execute on our succession plan; and
  competition in our industries

These risks and others are described in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts) (Unaudited)

	June 27,	June 28,	September 27,
ASSETS	2015	2014	2014
Current assets:
Cash and cash equivalents	$43,841	$31,846	$78,676
Restricted cash	12,590	0	14,283
Short term investments	0	14,220	9,990
Accounts receivable (less allowance for doubtful accounts of $18,573, $29,221 and $25,212)	223,149	214,120	193,729
Inventories	340,233	365,035	326,386
Prepaid expenses and other	54,558	53,689	48,488
Total current assets	674,371	678,910	671,552

Land, buildings, improvements and equipment—net	162,969	177,660	166,849
Goodwill	209,089	205,756	208,233
Other intangible assets—net	83,841	76,923	87,997
Deferred income taxes and other assets	28,951	26,689	14,096
Total	$1,159,221	$1,165,938	$1,148,727

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$90,423	$89,959	$88,428
Accrued expenses	110,070	89,521	84,379
Current portion of long-term debt	290	296	291
Total current liabilities	200,783	179,776	173,098

Long-term debt	399,879	449,994	449,948
Other long-term obligations	47,147	43,236	39,228

Equity:
Common stock, $.01 par value: 11,908,317, 12,308,802, and 12,437,307 shares outstanding at June 27, 2015, June 28, 2014 and September 27, 2014	119	123	124
Class A common stock, $.01 par value: 35,970,174, 36,479,590 and 36,887,311 shares outstanding at June 27, 2015, June 28, 2014 and September 27, 2014	360	365	369
Class B stock, $.01 par value: 1,652,262 shares outstanding	16	16	16
Additional paid-in capital	388,762	398,244	396,586
Accumulated earnings	120,356	90,466	86,396
Accumulated other comprehensive income	679	1,868	1,232
Total Central Garden & Pet Company shareholders’ equity	510,292	491,082	484,723
Noncontrolling interest	1,120	1,850	1,730
Total equity	511,412	492,932	486,453
Total	$1,159,221	$1,165,938	$1,148,727

CENTRAL GARDEN & PET COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net sales	$459,446	$437,987	$1,264,368	$1,230,119
Cost of goods sold and occupancy	317,409	318,856	884,288	883,651
Gross profit	142,037	119,131	380,080	346,468
Selling, general and administrative expenses	103,044	100,705	289,978	291,628
Income from operations	38,993	18,426	90,102	54,840
Interest expense	(8,978)	(10,429)	(31,357)	(33,051)
Interest income	7	14	96	43
Other income	585	456	96	396
Income before income taxes and noncontrolling interest	30,607	8,467	58,937	22,228
Income taxes	11,484	3,133	21,527	8,217
Income including noncontrolling interest	19,123	5,334	37,410	14,011
Net income attributable to noncontrolling interest	323	647	1,070	1,137
Net income attributable to Central Garden & Pet Company	$18,800	$4,687	$36,340	$12,874

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.39	$0.10	$0.75	$0.26
Diluted	$0.38	$0.09	$0.73	$0.26

Weighted average shares used in the computation of net income per share:
Basic	48,167	49,148	48,642	48,732
Diluted	49,290	49,841	49,496	49,201

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures that exclude the impact of the garden charge and a gain recognized during the quarter ended June 28, 2014 in the garden segment related to the sale of plant assets may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods that should be considered when assessing our ongoing performance and providing consistency with our prior year disclosure. The Company believes that these non-GAAP financial measures provide useful information to investors and other users of its financial statements, such as lenders. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

	GAAP to Non-GAAP Reconciliation (unaudited, in thousands, except per share amounts)

	For the Three Months Ended
	June 28, 2014 GAAP	Garden Charge (A)	Gain on Sale Of Fixed Assets (B)	June 28, 2014 As Adjusted	June 27, 2015 GAAP
Net sales	$437,987	$7,035	$-	$445,022	$459,446
Cost of goods sold and occupancy	318,856	(9,873)	-	308,983	317,409
Gross profit	119,131	16,908	-	136,039	142,037
Selling, general and administrative expenses	100,705	-	1,996	102,701	103,044
Income from operations	18,426	16,908	(1,996)	33,338	38,993
Net Income	$4,687	$10,652	$(1,258)	$14,081	$18,800
Earnings per share - Diluted	$0.09	$0.21	$(0.02)	$0.28	$0.38
Weighted Shares Outstanding	49,841	49,841	49,841	49,841	49,290

Gross margin	27.2%			30.6%	30.9%
Selling, general and administrative expenses as a percentage of sales	23.0%			23.1%	22.4%
Operating margin	4.2%			7.5%	8.5%

	For the Nine Months Ended
	June 28, 2014 GAAP	Garden Charge (A)	Gain on Sale Of Fixed Assets (B)	June 28, 2014 As Adjusted	June 27, 2015 GAAP
Net sales	$1,230,119	$7,035	$-	$1,237,154	$1,264,368
Cost of goods sold and occupancy	883,651	(9,873)	-	873,778	884,288
Gross profit	346,468	16,908	-	363,376	380,080
Selling, general and administrative expenses	291,628	-	1,996	293,624	289,978
Income from operations	54,840	16,908	(1,996)	69,752	90,102
Net Income	$12,874	$10,652	$(1,258)	$22,268	$36,340
Earnings per share - Diluted	$0.26	$0.22	$(0.03)	$0.45	$0.73
Weighted Shares Outstanding	49,201	49,201	49,201	49,201	49,496

Gross margin	28.2%			29.4%	30.1%
Selling, general and administrative expenses as a percentage of sales	23.7%			23.7%	22.9%
Operating margin	4.5%			5.6%	7.1%

	For the Three Months Ended	For the Nine Months Ended
Garden Segment:
	Net Sales	Net Sales
June 28, 2014 as reported (GAAP)	$210,905	$601,688
Garden charge (A)	7,035	7,035
June 28, 2014 as adjusted	$217,940	$608,723

June 27, 2015 as reported (GAAP)	$221,320	$605,437

	Income from Operations	Operating Margin	Income from Operations	Operating Margin
June 28, 2014 as reported (GAAP)	$4,011	1.9%	$34,579	5.7%
Garden charge (A)	16,908		16,908
Gain on sale of fixed assets (B)	(1,996)		(1,996)
June 28, 2014 as adjusted	$18,923	8.7%	$49,491	8.1%

June 27, 2015 as reported (GAAP)	$23,458	10.6%	$59,248	9.8%

(A) The Non-GAAP financial information excludes the impact of a garden segment charge to write off inventory, account for product returns and promotional allowances and other costs related to the discontinuance of certain products introduced in 2013.

(B) The gain on sale of fixed assets correlates to the sale of plant assets during the quarter ended June 28, 2014 related to a product the garden segment will now purchase rather than produce.

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
VP of Investor Relations & Communications